Exhibit 2.1

STOCK PURCHASE AGREEMENT

By and among

INDIA GLOBALIZATION CAPITAL, INC.
A Maryland Corporation;

And

H&F IRONMAN LIMITED (“BVI IRONMAN”)
A British Virgin Island (BVI) Corporation;

And

SHAREHOLDERS OF BVI IRONMAN

And

H&F IRONMAN LIMITED (“HK IRONMAN”)
A Hong Kong based Wholly Owned Foreign Corporation (WOFE);

And

SHAREHOLDERS OF HK IRONMAN

And

H&F VENTURE TRADE LTD. AKA LINXI H&F ECONOMIC AND TRADE CO. LTD.               (“PRC IRONMAN”)
 A PRC Corporation

And

SHAREHOLDERS OF PRC IRONMAN

Effective as of …………….2011

List of Exhibits

Exhibit - 1 - List of shareholders of BVI Ironman, HK Ironman, PRC Ironman and Nominees and Assignees to receive stock of IGC as per Section 4.3

Exhibit - 2 - Details of Danny Qing Chang

Exhibit - 3 - List of Subsidiaries of IGC and Investment by IGC

Exhibit - 4 - Complete and correct copies of the articles of incorporation, bylaws and amendments of HK Ironman & PRC Ironman

Exhibit - 5 - Audited Financial Statements of HK Ironman and PRC Ironman for the year ending March 31, 2011 and unaudited Financial Statements of HK Ironman and PRC Ironman for the quarter ending June 30, 2011.

Exhibit - 6 - Liabilities on assets of HK Ironman and PRC Ironman.

Exhibit - 7 - Details of existing contracts of HK Ironman and PRC Ironman.

Exhibit - 8 - Post closing conditions to be satisfied by Danny Qing Chang in order to receive cash consideration in terms of Section 4.4

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of this        , 2011 (the “Agreement”), by and among:

1)	India Globalization Capital, Inc., (“IGC”), a Maryland corporation with its principal place of business located at 4336, Montgomery Avenue, Bethesda, MD 20814;
2)	H&F Ironman Limited, (“BVI Ironman”), a British Virgin Islands corporation with its registered address at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands; and
3)	Shareholders of BVI Ironman (“BVI Ironman Shareholders”) listed in Exhibit 1; and
4)
H&F Ironman Limited, (“HK Ironman”),  being a Hong Kong wholly owned foreign enterprise (WOFE) having its registered address at Room 17 6/F Shun On Commercial Building 112-114, Des Voeux Road Central, Hong Kong; and

5)	Shareholders of HK Ironman (“HK Ironman Shareholders”) listed in Exhibit 1; and
6)
H&F Venture Trade, Ltd. aka Linxi H&F Economic and Trade Co. Ltd.,  (“PRC Ironman”), a PRC corporation, with its registered office at Second Floor B Block, Fortune Building, Xing Cheng District, Chifeng, China; and

7)	Shareholders of PRC Ironman (“PRC Ironman Shareholders”) listed in Exhibit 1;

DEFINITIONS

“Closing”: Closing will occur on the Closing Date at the offices of Shulman Rogers, Maryland, USA or any other mutually agreed place.

“Closing Date”: The Closing Date or consummation of this Agreement will be on the day the shareholders of IGC vote in favor of the transaction as contemplated in the present Agreement.

“Company”: Shall refer to IGC

“Danny Qing Chang” or “Danny Chang”: Refers to the direct or indirect shareholders of BVI Ironman, HK Ironman and PRC Ironman all of whom are represented by Danny Qing Chang.  Danny Qing Chang is duly authorized to represent the said shareholders. Danny Qing Chang’s address and other details are listed in Exhibit 2.

“Exchange Shares”: Securities of IGC issued as consideration pursuant to the present Stock Purchase Agreement.

“HK Ironman”: shall refer to HK Ironman and all its subsidiaries including PRC Ironman.

“IGC”: This shall refer to India Globalization Capital, Inc a company incorporated in the state of Maryland and listed on NYSE-AMEX with listing symbol IGC.

“Ironman”: shall mean and refer jointly and severally to a) BVI Ironman, b) BVI Ironman Shareholders, c) HK Ironman, d) HK Ironman Shareholders, e) PRC Ironman and f) PRC Ironman Shareholders.

“Disclosed” or “Disclose” or “Undisclosed”: shall refer to disclosures made by the Company in its filings with the Securities and Exchange Commission (SEC) and in press releases issued by the Company through the Closing Date.

“NYSE” or “NYSE-AMEX”: Refers to the New York Stock Exchange and specifically to NYSE-AMEX

“Parties”: Refers to all parties to the Agreement.

“Purchaser”: The Purchaser is IGC.

“Securities”: The common stock of IGC.

“Seller”: The Seller shall mean and include HK Ironman and HK Ironman Shareholders

RECITALS

WHEREAS, IGC is a publicly traded corporation, registered in the state of Maryland, USA with its principal place of business located at 4336 Montgomery Ave. Bethesda, MD, 20814, listed on the New York Stock Exchange with symbol IGC (the “NYSE AMEX”);

WHEREAS, Danny Qing Chang along with other persons whose names and addresses are set out in Exhibit 1 hereto are the shareholders who directly or indirectly own and or control BVI Ironman, HK Ironman and PRC Ironman.

WHEREAS, BVI Ironman is fully owned and controlled by Danny Qing Chang.

WHEREAS, HK Ironman is fully owned and controlled by Danny Qing Chang.

WHEREAS, PRC Ironman is owned 95% by HK Ironman and 5% by Mr. Zhang Hua as more clearly set out in Exhibit 1.

WHEREAS, PRC Ironman operates a beneficiation plant in Inner Mongolia, China and is currently engaged in selling high-grade ore to steel mills and other traders in China.

WHEREAS, IGC through its subsidiaries has operations in India and has all the requisite licenses as required to export iron ore to China and is currently engaged in exporting iron ore to customers in China from India.

WHEREAS, the Parties herein entered into a Letter of Intent dated July 20, 2011 (“LOI”) setting out the broad terms and conditions of the understanding reached by and between the Parties, and the Parties are now desirous of reducing the terms as contained in the LOI in the form of a definitive agreement and a reference is being made to the LOI dated July 20, 2011.

WHEREAS, this Agreement provides for the acquisition of PRC Ironman, through the acquisition of HK Ironman and its subsidiary from BVI Ironman and  Danny Qing Chang, whereby HK Ironman and its subsidiary shall become a wholly owned subsidiary of IGC.

WHEREAS, the boards of directors of IGC and HK Ironman have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual benefits to be derived, and the representation and warranties, conditions and promises herein contained and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS AND WARRANTIES BY IGC

As an inducement to and to obtain the reliance of HK Ironman and HK Ironman Shareholders, IGC represents and warrants as follows:

Section 1.1          Organization.

IGC is a corporation duly organized, validly existing, and in good standing under the laws of Maryland and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of IGC’s articles of incorporation or bylaws.  IGC has the power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement.  Details of IGC are incorporated herein by reference as Disclosed in its Annual Report on Form 10/K and Form 10/K/A for the Financial Year Ended (FYE) March 31, 2011 and its Amendment, and on subsequent Form 10-Q and Form 8-K and other filings made with the Securities and Exchange Commission (SEC) through Closing Date.

Section 1.2         Capitalization.

The authorized capitalization of IGC consists of about 150,000,000 shares of Securities, $.01 par value per share; and 100,000 shares of preferred stock.  As of June 30, 2011, IGC has 20,960,433 common shares issued and outstanding and none of the preferred shares are issued.

As Disclosed, all issued and outstanding shares are legally issued, fully paid and non-assessable and there are no Undisclosed shares issued in violation of the preemptive or other rights of any person.  There are no Undisclosed warrants or options authorized or issued.

Section 1.3         Subsidiaries.

The subsidiaries and investments of IGC are set out in Exhibit 3 and as Disclosed.

Section 1.4          Tax Matters: Books and Records.

(a)	The books and records, financial and others, of IGC are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

(b)	IGC has no Undisclosed statutory liabilities including Undisclosed tax liabilities with respect to the payment of any country, federal, state, county, or local taxes.

Section 1.5         Litigation and Proceedings.

There are no Undisclosed actions, suits, proceedings or investigations pending or threatened against or affecting IGC or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of IGC.  IGC is not in default of any Undisclosed judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency.

Section 1.6          Material Contract Defaults.

IGC is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of IGC, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which IGC has not taken adequate steps to prevent or rectify such a default from occurring.

 Section 1.7         Information.

The information concerning IGC as Disclosed is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading.

Section 1.8          Title and Related Matters.

IGC has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interest in properties and assets, real and personal (collectively, the “Assets”) free and clear of all liens, pledges, charges or encumbrances.  IGC owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with IGC’s business.   No third party has any right to, and IGC has not received any notice of infringement of or conflict with asserted rights of other with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly on in the aggregate, if the subject of an unfavorable decision ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of IGC or any material portion of its properties, assets or rights.

Section 1.9          Contracts.

On the Closing Date:

(a)           There are no material contracts, agreements, franchises, license agreements, or other commitments to which IGC is a party or by which it or any of its properties are bound;

(b)           IGC is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award materially and adversely affects, or in the future may (as far as IGC can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of IGC.

Section 1.10         Compliance with Laws and Regulations.

To the best of IGC’s knowledge and belief, IGC has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of IGC or would not result in IGC incurring material liability.

Section 1.11         Approval of Agreement.

The Board of Directors of IGC has authorized the execution and delivery of this Agreement and has approved the transactions contemplated herein.

Section 1.12         Material Transactions or Affiliations.

Other than as Disclosed there are no material contracts or agreements of arrangement between IGC and any person, who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known to beneficially own ten percent (10%) or more of the issued and outstanding Securities of IGC and which is to be performed in whole or in part after the date hereof.  IGC has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into material transactions with any such affiliated person.

Section 1.13         No Conflict With Other Instruments.

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which IGC is a party or to which any of its properties or operations are subject.

Section 1.14         Governmental Authorizations.

IGC has all licenses, franchises, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with, NYSE, federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by IGC of this Agreement.

Section 1.15         Shareholder’s Approval

The consummation of this transaction will require an affirmative vote and approval by a majority of the shareholders of IGC.

Section 1.16         Ownership of Stock.

IGC is the lawful owner of the stock to be delivered to the shareholders of HK Ironman or its designees/ nominees  and such stock shall be free and clear of all liens, encumbrances and claims of every kind and character, other than SEC mandated legends and any of the foregoing arising from actions by the shareholders of HK Ironman (collectively, “Encumbrances”) as of the Closing Date.  The delivery to the shareholders of HK Ironman of the stock pursuant to the provisions of this Agreement will transfer to the shareholders of Ironman valid title thereto, free and clear of any and all Encumbrances.  The stock of IGC held by the shareholders of HK ironman will be subject to customary public company insider, 10% ownership restrictions and may be sold subject to an effective registration statement.

Section 1.17         Approval by Disinterested Board Committee.

The Board of Directors of IGC have (i) duly established a special committee, comprised solely of independent directors of IGC who have no direct or indirect financial interest in the proposed transactions (the “Special Committee”), for the purpose of reviewing the transactions on behalf of the Board of Directors, and (ii) provided the Special Committee with the financial means necessary to retain all those financial, legal and other advisers that the Special Committee deems appropriate in connection with fulfilling its duties.  The Special Committee has (x) reviewed and discussed the Transactions with its financial and legal advisers and with any other advisers it deemed appropriate, (y) determined, in good faith, that the Transactions are fair and reasonable to the Company, as contemplated by Section 2-419 of the Maryland General Corporation Law, and (iii) made its recommendation to the full Board of the Company.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES OF BVI IRONMAN AND DANNY QING CHANG

As an inducement to, and to obtain the reliance of IGC, BVI Ironman and Danny Qing Chang represent and warrant as follows:

Section 2.1                      BVI Ironman is owned and controlled by Danny Qing Chang and shares of IGC issuable hereunder to BVI Ironman directly/ indirectly will be held in the beneficial interest of Danny Qing Chang. Further, the shares held by individuals listed as nominees/assignees/transferees in Exhibit 1 are not held in the beneficial interest of Danny Qing Chang or BVI Ironman.

Section 2.2                      BVI Ironman and Danny Qing Chang understand that the Securities of the Company issuable hereunder or any portion thereof may not be sold or distributed without compliance with all applicable United States securities laws.

Section 2.3                      BVI Ironman and Danny Qing Chang understand and are fully aware that IGC’s Securities issuable hereunder are being issued in reliance upon an exemption provided for by the 1933 Securities Act and the applicable state securities laws, on the basis that no public offering is involved, and that the representations set forth in this Agreement are being relied upon by IGC and are essential to the availability of such exemption.

 Section 2.4                       That BVI Ironman and/or Danny Qing Chang are not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) and understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof is not intended to be exempt from registration under the Securities Act.  And as such Danny Qing Chang, has no intention of becoming a U.S. Person and at the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such Danny Qing Chang was outside of the United States.

Section 2.5                      Such BVI Ironman and Danny Qing Chang understand and acknowledge that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

Section 2.6                      Intentionally left blank

Section 2.7                      Such BVI Ironman and Danny Qing Chang represent that they will not directly or indirectly engage in short selling the Company’s Securities.

Section 2.8                      This transaction to purchase HK Ironman stock and the issuance of IGC’s Securities issuable hereunder were initiated in a private, negotiated transaction between Danny Qing Chang and IGC, outside the United States and no general solicitation was utilized by the Company.

Section 2.9                      BVI Ironman and Danny Qing Chang understand and agree that the certificates evidencing the ownership of the IGC’s Securities, Exchange Shares, issuable hereunder will be imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS.  THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND NO SALE, TRANSFER OR OTHER DISPOSITION OF THE SHARES MAY BE EFFECTED WITHOUT (i) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (ii) AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR (iii) RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.

ARTICLE III

REPRESENATTION, COVENANTS AND WARRANTIES BY HK IRONMAN, PRC IRONMAN, AND DANNY QING CHANG

That HK Ironman, PRC Ironman, and Danny Qing Chang make the following representations and warranties set forth in this Article III to IGC intending that IGC will rely on each of such representations and warranties in order to induce IGC to enter into and complete the acquisition of HK Ironman and its subsidiaries.

Section 3.1         Organization.

HK Ironman is a wholly owned foreign enterprise (WOFE) duly organized, validly existing and in good standing under the laws of the Hong Kong and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the Exhibit 4 are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of HK Ironman’s certificate of incorporation or bylaws. HK Ironman has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 3.2          Capitalization.

HK Ironman’s authorized capital consists of a fully diluted total of 100,000 shares, held by and in the manner listed on Exhibit 1.  There are no other derivative securities including options, warrants, and preferred shares issued and outstanding.

All issued and outstanding common shares have been legally issued, fully paid, are non assessable and not issued in violation of the preemptive rights of any other person.  HK Ironman has no other securities, warrants or options authorized or issued.

Danny Qing Chang is the record and 100% beneficial owner, and has good title to, the HK Ironman Shares. Danny Qing Chang has the right and authority to sell and deliver its Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements.  Upon delivery of any certificate or certificates duly assigned, representing the HK Ironman Shares as herein contemplated and/or upon the registering of IGC as the new owner of the HK Ironman Shares in the share register of HK Ironman, IGC will receive good title to the HK Ironman Shares owned by Danny Qing Chang free and clear of any Liens.

Section 3.3          Subsidiaries.

HK Ironman has the following subsidiary:

(a)
PRC Ironman, a PRC corporation (“Subsidiary”) with a registered capital of 2 million RMB. Included in the Exhibit 4 are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof.

(i)           Ninety Five (95%) percent of the issued shares of PRC Ironman are held by and issued to HK Ironman.  The remaining 5% of the issued shares of PRC Ironman are held by and issued to Mr. Zhang Hua, who is also the legal representative of PRC Ironman in China, with no anti dilution rights, tag along rights, drag along rights, dividend rights, first rights of refusal, or negative control rights of any kind, and with no powers to assert control, dilute the share holding of PRC Ironman or affect the operations or day to day management of PRC Ironman.  Further, the shares held by Mr. Zhang Hua cannot be pledged, sold or transferred or encumbered in any way without the express written consent of the Board of HK Ironman granted through a Board resolution duly signed by the Board of Directors of HK Ironman.
(ii)           That all of the outstanding shares of capital stock of the subsidiary, i.e. PRC Ironman have been duly authorized and validly issued and are fully paid and non assessable.

Section 3.4          Tax Matters, Books & Records.

(a)           HK Ironman and its subsidiary PRC Ironman’s books and records, financial and others are in all material respects complete and correct and have been maintained in accordance with good business accounting practices;

(b)           Other than disclosed on the Financial Statements for the Year Ended March 31, 2011, and in the financial statements for the quarter ended June 30, 2011 (Exhibit 5), HK Ironman and its subsidiary PRC Ironman have no other including but not limited to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties); and

(c)           Danny Qing Chang shall be responsible for the collection of all moneys due to HK Ironman and its subsidiaries including but not limited to loans and receivables.  Danny Qing Chang will also be responsible for the payment of Taxes, Royalty, VAT, penalties and other liabilities that are not set out in the U.S.GAAP audited financial statements and in the financial statement for the quarter ended June 30, 2011 as presented in Exhibit 5.

Section 3.5         Information.

The information concerning HK Ironman and its subsidiary as set forth in this Agreement and provided to the USGAAP auditor and the Legal Due Diligence Team employed by IGC is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6          Title and Related Matters.

HK Ironman and its subsidiary have good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal, including but not limited to all internet domain names, vehicles, equipments and other assets (collectively, the “Assets”) free and clear of all liens, pledges, charges or encumbrances.  Except to the extent as set forth in Exhibit 6, HK Ironman and its subsidiary own free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with its business.  Except as set forth in the attached Exhibit 6, no third party has any right to, and HK Ironman and its subsidiary have not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of HK Ironman and/or its subsidiary, PRC Ironman, or any material portion of its properties, assets or rights.

Section 3.7          Litigation and Proceedings.

There are no actions, suits or proceedings pending or threatened by or against or affecting HK Ironman or its subsidiary at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of HK Ironman or its subsidiary.  HK Ironman does not have any knowledge of any default on its part or on the part of its subsidiary with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.8          Contracts.

On the Closing Date:

(a)           Except for those enumerated in Exhibit 7, there are no material contracts, agreements, franchises, license agreements, or other commitments to which HK Ironman is a party to or by which it or any of its subsidiary or properties are bound;

(b)           HK Ironman or its subsidiary is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as HK Ironman or its subsidiaries can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of HK Ironman or its subsidiary; and

(c)           Except as shown on the balance sheet for the Year ended March 31, 2011; HK Ironman and its subsidiary is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $10,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; and (vii) contract, agreement, or other commitment involving payments by it for more than $10,000 in the aggregate.

Section 3.9          No Conflict With Other Instruments.

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which HK Ironman or its subsidiary is a party or to which any of its properties or operations are subject.

Section 3.10         Material Contract Defaults.

To the best of HK Ironman’s and PRC Ironman’s knowledge and belief, HK Ironman and its subsidiary are not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of HK Ironman or its subsidiary, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which HK Ironman or its subsidiary  has not taken adequate steps to prevent such a default from occurring.

Section 3.11         Governmental Authorizations.

To the best of HK Ironman’s and PRC Ironman’s knowledge, HK Ironman and its subsidiary has all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by HK Ironman of the transactions contemplated hereby.

Section 3.12         Compliance with Laws and Regulations.

To the best of HK Ironman’s and PRC Ironman’s knowledge and belief, HK Ironman and its subsidiary has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of, HK Ironman or its subsidiary, or would not result in HK Ironman or its subsidiary incurring any material liability.

Section 3.13         Insurance.

All of HK Ironman and its subsidiary’s insurable properties are insured for the benefit of HK Ironman directly or indirectly under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force for a minimum of one year after the Closing Date.

Section 3.14         Approval of Agreement.

The Board of Directors of HK Ironman and PRC Ironman have authorized the execution and delivery of this Agreement and have approved the transactions contemplated hereby.

Section 3.15         Material Transactions or Affiliations.

As of the Closing Date, there will exist no material contract, agreement or arrangement between HK Ironman, and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by HK Ironman to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of HK Ironman and which is to be performed in whole or in part after the date hereof except with regard to an agreement with HK Ironman shareholders providing for the distribution of cash to provide for payment of federal and state taxes on Subchapter S income.  HK Ironman has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

ARTICLE IV

ACQUSITION AND OTHER CONSIDERATIONS

Section 4.1          Delivery of Securities

On the Closing Date, the Seller shall deliver to the Purchaser all of its issued and outstanding shares including share certificates held by HK Ironman of its subsidiary being PRC Ironman duly endorsed in blank or with executed power attached thereto in transferable form, so that HK Ironman shall become a wholly owned subsidiary of IGC and PRC Ironman shall become a 95%owned subsidiary of IGC.

Section 4.2          Valuation and methodology

IGC has valued HK Ironman inclusive of its subsidiary to the extent of 95% shares held by HK Ironman in its subsidiary, and has offered the consideration as set out in Section 4.3 and the earn out in Section 4.4 below for the acquisition of HK Ironman and purchase of 95% of its subsidiary PRC Ironman.

Section 4.3          Stock Consideration

The Company will purchase and acquire all of the HK Ironman’s issued and outstanding Common Shares tendered pursuant to Section 4.1.  The consideration for the purchase will be as follows:

IGC shall issue to the stock holders of HK Ironman comprising of BVI Ironman, Danny Qing Chang and/or its nominees/assignees/transferees as listed in Exhibit 1, or as intimated to the Company by Danny Qing Chang up through the issuance of shares an aggregate total of thirty one million five hundred thousand (31,500,000) Exchange Shares.

Section 4.4          Cash Consideration and Earn Out

In addition to the stock consideration in Section 4.3 the Company shall pay $ 4.0 mm to Danny Qing Chang in the following manner:

(1)	An amount of $ 1.0 mm to be paid within 30 days of the Closing Date and on satisfaction of post closing conditions as set out in Exhibit 8;

(2)
An amount of $ 1.5 mm in cash or stock valued at the sole discretion of the Full Board of IGC to be paid promptly on the finalization of the US GAAP audit for the financial year ending March 31, 2012. The amount of cash consideration to be paid pursuant to Section 4.4 (2) herein is contingent on the Company achieving an earnings growth of at least 30% from the previous year’s closing audit i.e. March 31, 2011; and

(3)
An additional amount of $ 1.5 mm in cash or stock valued at the sole discretion of the Full Board of IGC to be paid promptly on the finalization of the US GAAP audit for the financial year ending March 31, 2013. The amount of additional consideration to be paid pursuant to Section 4.4 (3) herein is contingent on the Company achieving an earnings growth of at least 30% from the previous year’s closing audit, i.e. March 31, 2012.

(4)
In the event the target set in 4.4 (2) or 4.4 (3) is not met. The difference between earning $3 mm and the amount earned may be earned if the compounded earnings growth rate for FYE March 31, 2012 is a cumulative 30% per year, over the closing audit of March 31. 2011.

Section 4.5         Left intentionally blank.

Section 4.6          Incentive for Integration and Retention

Ten percent (10%) of the total number of Exchange Shares, shall be awarded as Management Retention Awards and the same shall be equally divided between the management of the Purchaser and Seller to ensure successful integration and retention of key members of the teams for a period of (1) year after Closing. The shares issued, as Management Retention Award, will carry the customary Rule 144 and other restrictions.

Section 4.7          Events Prior to Closing.

Upon execution hereof or as soon thereafter as practical, management of IGC and HK Ironman shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, Exhibits, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below.

Section 4.8          Closing Date.

The Closing Date of the transactions contemplated by this Agreement shall be on the date on which the shareholders of IGC approve the acquisition as contemplated in the Agreement.

Section 4.9          Post Closing Covenants.

Upon the execution hereof and the occurrence of Closing as contemplated herein or as soon thereafter as practical, the management of IGC and HK Ironman shall cause the following:

(1)	The certificate, duly executed and dated as of Closing Date, described in Section 7.4 and 8.4;

(2)	Deliver such certificates, instruments and documents of transfer, if any, as may be necessary to consummate the transactions;

(3)	Appropriate permissions and filings, including disclosures, if any, will be made in compliance with the legal requirements in Hong Kong and China; and

(4)	Constitution of the Board of Directors of the Purchaser and Seller in accordance with Article 5.

Section 4.10         Intentionally left blank

Section 4.11         Termination.

(a)	This Agreement may be terminated by the board of directors of either IGC or HK Ironman, respectively, at any time prior to the Closing Date if:

(i)           there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

(ii)           any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

In the event of termination pursuant to Paragraph (a) of this Section 4.11, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

(b)           This Agreement may be terminated at any time prior to the Closing Date by action of the Board of Directors of IGC if HK Ironman, PRC Ironman, HK Ironman Shareholders and PRC Ironman Shareholders shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of HK Ironman, PRC Ironman and/or of their respective shareholders contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to HK Ironman.

If this Agreement is terminated pursuant to Paragraph (b) of this Section 4.11, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

(c)           This Agreement may be terminated at any time prior to the Closing Date by action of the Board of Directors of HK Ironman if IGC shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of IGC contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to IGC.  If this Agreement is terminated pursuant to Paragraph (c) of this Section 4.11, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

In the event of termination pursuant to paragraph (b) and (c) of Section 4.11, the breaching party shall bear all of the expenses incurred by the other party in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

ARTICLE V

BOARD OF DIRECTORS POST CLOSING

Subject to the provisions of this Agreement and applicable laws, the Board of Directors shall be responsible for the management, supervision, direction and control of the companies herein.

Section 5.1          Constitution of the Board of Directors of IGC.

(a)
 The Parties agree that subject to applicable laws, the Board of IGC shall consist of (5) Directors and such Directors shall be appointed in terms of the present Agreement for the initial three years from the Closing.

(b)	The Purchaser shall be entitled to nominate (3) out of (5) Directors on the Board of IGC and Seller shall be entitled to nominate (2) out of (5) Directors on the Board of IGC.

(c)
Seller agrees that it being a substantial shareholder of IGC post closing will ensure and cause to caste an affirmative vote for the appointment of Purchaser’s nominated persons in terms of Section 5.1 (b) above in each of the initial three years post Closing.

(d)	The Parties undertake to follow the independence requirements as set out by NYSE and to further allow nomination of directors from the general shareholders in accordance with the NYSE policies.

Section 5.2	Constitution, Appointment and Nomination of the Board of Directors of HK Ironman and PRC Ironman.

(a)
The Purchaser shall be entitled to nominate (2) out of (3) Directors or (3) out of (5) Directors, as the case may be, on the Board of HK Ironman and its subsidiary for an initial period of three years from Closing Date.

(b)
The Parties further agree that the Purchaser shall have the right to nominate and appoint a person in charge of the financial control and reporting of each of the group companies including HK Ironman and its subsidiary and the Seller shall cause the appointment of such person to each such group company including HK Ironman and its subsidiary.

Section 5.3          Quorum.

The quorum at meetings of the Board shall be comprised in accordance with the applicable laws.

Section 5.4          Shareholders Meeting Quorum.

The quorum at meetings of Shareholders shall be as per the applicable laws.

ARTICLE VI

SPECIAL COVENANTS

Section 6.1          Access to Properties and Records.

Prior to closing, IGC and HK Ironman will each afford to the officers and authorized representatives of the other full access to the properties, books and records of each other, so that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other including all its subsidiaries, as the other shall from time to time reasonably request.

Section 6.2          Registration Rights.

IGC agrees, that at its own expense, within (60) days of the Closing Date, it will prepare and file a registration statement with the SEC to register the Exchange Shares, and use its best efforts to cause such registration statement to be declared effective as soon as reasonably practicable.

Section 6.3          Funds Flow

The Parties agree that the revenue generated by PRC Ironman, will be able to flow from PRC Ironman to its holding company i.e. HK Ironman, outside of China. Further, the funds so transferred outside of China, may be used for future acquisitions and/or general corporate purposes.  The Parties further agree that the mechanism and modalities for the fund flow under this provision will be determined in consultation with local counsel in the People’s Republic of China.

Section 6.4         Third Party Consents.

IGC and HK Ironman agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 6.5          Actions Prior to and Subsequent to Closing.

(a)           From and after the date of this Agreement until the Closing Date, except as permitted or contemplated by this Agreement, IGC, HK Ironman and PRC Ironman BVI will each use its best efforts to:

(i)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(ii)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; and

(iii)	perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business.

(b)           From and after the date of this Agreement until the Closing Date, IGC and HK Ironman or  PRC Ironman will not, without the prior consent of the other:

(i)	except as otherwise specifically set forth herein, make any change in its articles of incorporation or bylaws;

(ii)	declare or pay any dividend on its outstanding Common Shares, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;

(iii)	enter into or amend any employment, severance or agreements or arrangements with any directors or officers;

(iv)	grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any Common Shares; or

(v)	purchase or redeem any Common Shares.

Section 6.6          Indemnification.

(a)           IGC hereby agrees to indemnify HK Ironman and PRC Ironman, each of the officers, agents and directors and current shareholders of HK Ironman and PRC Ironman as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or rising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

(b)           Ironman hereby agree to indemnify IGC, each of the officers, agents, directors and current shareholders of IGC as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF IGC

The obligations of IGC under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.1          Accuracy of Representations.

The representations and warranties made by BVI Ironman, HK Ironman and PRC Ironman and their shareholders as set out at Exhibit 1 in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and BVI Ironman & HK Ironman shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by BVI Ironman or HK Ironman prior to or at the Closing.  IGC shall be furnished with a certificate, signed by a duly authorized officer of BVI Ironman and HK Ironman and dated the Closing Date, to the foregoing effect.

Section 7.2         Board of Directors and Stockholder Approval.

The Board of Directors of IGC will approve and recommend the proposal for approval to the IGC shareholders to approve this acquisition.

Section 7.3          NYSE Amex Approval.

NYSE Amex will have approved the Application for Listing of Additional Shares for listing the Exchange Shares on the stock exchange.

Section 7.4          Officer’s Certificate.

IGC shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of HK Ironman, for and on behalf of HK Ironman and its subsidiary, to the effect that: (a) the representations and warranties of HK Ironman and its subsidiary set forth in the Agreement and in all Exhibits, and other documents furnished in connection herewith are in all material respects true and correct as if made on the Closing Date; (b) HK Ironman and its subsidiary  have performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Closing Date; (c) since such date and other than as previously disclosed to HK Ironman on the attached Exhibits, HK Ironman or its subsidiary have not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of HK Ironman, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the HK Ironman Exhibits, by or against HK Ironman or its subsidiary  which might result in any material adverse change in any of the assets, properties, business or operations of HK Ironman or its subsidiary.

Section 7.5         No Material Adverse Change.

Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of HK Ironman or its subsidiary.

Section 7.6          Approvals.

To the best of HK Ironman’s and PRC Ironman’s knowledge and belief, HK Ironman and PRC Ironman have complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof and has obtained requisite approvals, unless waived by the IGC in writing, to enable it to execute the present Agreement for the consummation of the transactions contemplated herein.

Section 7.7          Due Diligence.

Completion of a business, financial, accounting tax, technical, legal and regulatory due diligence of HK Ironman and its subsidiary to the reasonable satisfaction of IGC.

Section 7.8          US GAAP Audit.

The completion of a USGAAP audit for the Financial Year Ended (FYE) March 31, 2011 and March 31, 2010 by a PCAOB registered top tier audit firm and the completion and delivery of unaudited quarterly statements.

Section 7.9         Other Items.

IGC shall have received from HK Ironman such further documents, certificates or instruments relating to the transactions contemplated hereby as IGC may reasonably request.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF  IRONMAN

The obligations of Ironman under this Agreement are subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:

Section 8.1          Accuracy of Representations.

The representations and warranties made by IGC in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and IGC shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by IGC prior to or at the Closing.  HK Ironman shall have been furnished with a certificate, signed by a duly authorized executive officer of IGC and dated the Closing Date, to the foregoing effect.

Section 8.2         Board of Directors’ Approval.

The Board of Directors of HK Ironman shall have approved this Agreement and the transactions contemplated herein.

Section 8.3          Shareholder Approval.

The shareholders of HK Ironman shall have approved the proposal for approval of the transaction contemplated in the present Agreement.

Section 8.4          Officer's Certificate.

HK Ironman shall be furnished with a certificate dated the Closing Date and signed by a duly authorized officer of IGC to the effect that:  (a) the representations and warranties of IGC set forth in the Agreement and in all Exhibits and other documents furnished in connection herewith are in all material respects true and correct as if made on the Closing Date; and (b) IGC has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Closing Date.

Section 8.5         No Material Adverse Change.

Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of IGC.

Section 8.6          1933 Exchange Act Compliance.

IGC must file any necessary reports to become and stay current with its 1933 Exchange Act filings up to and including the Closing Date of this Agreement. This shall include, but not be limited to, all annual and quarterly filings.

Section 8.7          Approvals.

To the best of IGC’s knowledge and belief, IGC has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof and has obtained requisite approvals, unless waived by the Parties in writing, to enable it to execute the present Agreement for the consummation of the transactions contemplated herein.

Section 8.8          Due Diligence.

Completion of a business, financial, accounting tax, technical, legal and regulatory due diligence of IGC and its subsidiaries to the reasonable satisfaction of HK Ironman.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1         Amicable Settlement

If any dispute arises between IGC and Ironman, during the subsistence of this Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged breach of any provision of this Agreement or regarding a question, including the question as to whether the termination of this Agreement by one Party hereto has been legitimate (“Dispute”), the disputing Parties hereto shall endeavor to settle such Dispute amicably. The attempt to bring about an amicable settlement shall be considered to have failed if not resolved within 30 days from the date of the Dispute.

Section 9.2          Arbitration

(1)
If the Parties are unable to amicably settle the Dispute in accordance with Clause 9.1 within the period specified therein, any Party to the Dispute shall be entitled to serve a notice invoking this Clause and make a reference to an arbitration panel of three arbitrators.  Each party to the dispute shall appoint one arbitrator within 30 days of receipt of the notice of the Party making the reference, and the two arbitrators, so appointed shall appoint a third arbitrator.  The Arbitration proceedings shall be held in accordance with the Maryland Uniform Arbitration Act.  The decision of the arbitration panel shall be binding on all the Parties to the Dispute.

(2)	The place of the arbitration shall be Maryland, USA.

(3)	The proceedings of arbitration shall be in English language.

(4)	The arbitration proceedings shall be governed by the laws of Maryland and the Maryland courts (including any appellant Court) in Maryland shall have exclusive jurisdiction.

(5)
The cost and expenses of the arbitration, including, without limitation, the fees of the arbitration and the Arbitrator shall be borne equally by each Party to the dispute or claim and each Party shall pay its own fees, disbursements and other charges of its Counsel, except as may be otherwise determined by the Arbitrator.  The Arbitrator would have the power to award interest on any sum awarded pursuant to the arbitration proceedings and such sum would carry interest, if awarded, until the actual payment of such amounts.

(6)
Any award made by the Arbitrator shall be final and binding on each of Parties that were parties to the dispute.  The Parties expressly agree to waive the applicability of any Applicable Laws and regulations that would otherwise give the right to appeal the decisions of the Arbitrator so that there shall be no appeal to any Court of Law for the award of the Arbitrator, except a Party shall not challenge or resist any enforcement action taken by other Party in any Court of Law in whose favor and award of the Arbitrator was given.

ARTICLE X

MISCELLANEOUS
Section 10.1                          Brokers and Finders.

Each party to this Agreement represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the Parties together in the negotiation, execution, or consummation of this Agreement. The Parties each agree to indemnify the other against any claim by any third person for any commission, brokerage or finder’s fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 10.2                          Law, Forum and Jurisdiction.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland, United States of America.

Section 10.3                          Notices.

Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to IGC
Mr. Ram Mukunda
India Globalization Capital, Inc.
4336 Montgomery Ave
Bethesda, Md. 20814

If to Ironman
Danny Qing Chang
HK Ironman
Room-E-9F Majestic Garden
Number 6, middle of Beisihuan road
Beijing, China

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of  the date so delivered, mailed or telegraphed.

Section 10.4                          Attorneys' Fees.

 In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching Parties shall reimburse the non-breaching Parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 10.5                          Confidentiality.

Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except:  (i)  to the extent such data is a matter of public knowledge or is required by law to be published; and (ii)  to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement or (iii) such disclosure is required by law or by a regulatory body.

Section 10.6                          Assignment.

This Agreement and the rights and liabilities hereunder shall bind and inure to the benefit of the respective successors of the Parties hereto, but no party shall assign or transfer any of its rights and liabilities hereunder to any other person without the prior written consent of the other Parties, which will not be unreasonably withheld.

Section 10.7                          Knowledge.

Each party is presumed to have full knowledge of all information set forth in the other party’s Exhibits delivered pursuant to this Agreement.

Section 10.8                          Third Party Beneficiaries.

This contract is solely between the Parties and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 10.9                          Entire Agreement.

This Agreement represents the entire agreement between the Parties relating to the subject matter hereof.  This Agreement alone fully and completely expresses the agreement of the Parties relating to the subject matter hereof.  There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein.  This Agreement may not be amended or modified, except by a written agreement signed by all Parties hereto.

Section 10.10                        Survival; Termination.

The representations, warranties and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 36 months.

Section 10.11                        Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 10.12                        Amendment or Waiver.

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a written consent by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a written consent by the party or Parties for whose benefit the provision is intended.

Section 10.13                      Expenses.

Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof including due diligence, legal opinions that may be required for closing and/or otherwise and for any governmental or regulatory requirements as the case may be.

HK Ironman shall bear the expenses associated with the USGAAP audit.  IGC shall bear the expenses associated with due diligence and all regulatory filings in the United States.

Section 10.14                                Headings; Context.

The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 10.15                                Benefit.

This Agreement shall be binding upon and shall inure only to the benefit of the Parties hereto, and their permitted assigns hereunder.  This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 10.16                                Public Announcements.

Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

Section 10.17                                Severability.

In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective Parties hereto.

Section 10.18                                Failure of Conditions; Termination.

In the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the Parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement.  In such event, the party that has failed to fulfill the conditions specified in this Agreement will liable for the other Parties’ legal fees.  The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

Section 10.19                                No Strict Construction.

The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

Section 10.20                                Execution Knowing and Voluntary.

In executing this Agreement, the Parties severally acknowledge and represent that each:  (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 10.21                                Amendment.

This Agreement and any of the terms contained herein may be amended by mutual consent in writing signed by both the parties at any time.

[Remainder of Page Intentionally Blank]

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives and entered into as of the date first above written.

ATTEST:	INDIA GLOBALIZATION CAPITAL, INC. THROUGH ITS CEO AND EXEC. CHAIRMAN AUTHORISED VIDE BOARD RESOLUTION DATED ___________

______________________________	By:
MR. Richard Prins (IGC Director)	Name:	RAM MUKUNDA
	Title:	Chief Executive Officer

ATTEST:	H & F IRONMAN LTD. (“ BVI IRONMAN”) THROUGH ITS AUTHORISED REPRESENTATIVE AUTHORISED VIDE BOARD RESOLUTION/ POWER OF ATTORNEY DATED ___________

______________________________	By:
Mr. Zhang Hua (5% owner of PRC Ironman)	Name:	Danny Qing Chang
	Title:	Director

SHAREHOLDER OF H & F IRONMAN LTD. (“ BVI IRONMAN”)

By:
Name:	Danny Qing Chang
Title:	Shareholder (100%)
H&F IRONMAN LIMITED (“HK IRONMAN”) THROUGH ITS AUTHORISED REPRESENTATIVE AUTHORISED VIDE BOARD RESOLUTION/ POWER OF ATTORNEY DATED ___________

By:
Name:	Danny Qing Chang
Title:	Director

SHAREHOLDERS OF H&F IRONMAN LIMITED (“HK IRONMAN”)

By:
Name:	Danny Qing Chang
Title:	Shareholder

H&F VENTURE TRADE LTD. AKA LINXI H&F ECONOMIC AND TRADE CO. LTD. (“PRC IRONMAN”) THROUGH ITS AUTHORISED REPRESENTATIVE AUTHORISED VIDE BOARD RESOLUTION/ POWER OF ATTORNEY DATED ___________

By:
Name:	Danny Qing Chang
Title:	Director

SHAREHOLDERS OF H&F VENTURE TRADE LTD. AKA LINXI H&F ECONOMIC AND TRADE CO. LTD. (“PRC IRONMAN”)
ATTEST:
By:
______________________________	Name:	Danny Qing Chang
Mr. Zhang Hua (5% owner PRC Ironman)	Title:	Shareholder

Exhibit 1

List of shareholders of BVI Ironman

BVI Ironman shareholders	Number of shares	Percentage ownership
Danny Qing Chang	50,000	100%

List o f shareholders of HK Ironman

HK Ironman shareholders	Number of shares	Percentage ownership
Danny Qing Chang directly or through BVI Ironman	100,000	100%

List o f shareholders of PRC Ironman

PRC Ironman shareholders	Number of shares	Percentage ownership
HK Ironman	1,900,000	95%
Mr. Zhang Hua	100,000	5%

Nominees and or Assignees and or Transferees made by Stockholders of HK Ironman as set out in Section 4. 3 Stock Considerations

Number of shares
1	Mr. Weidong Qu	2.34 mm
2	Mr. Jianqun Dou	2.78 mm
3	Mr. Benquan Li	3.3 mm
4	Mr. Jingyu Mu	3.3 mm
5	Ms. Xiuyun Gao	3.5 mm
6	Ms. Huifen Xiang	1.66 mm
7	Ms. Shuangyan Zhang	.5 mm
8	Mr. Hua Zhang
Total

Exhibit 2

Name of Danny Qing Chang

Danny Qing Chang

United Kingdom Passport provided to the Company.

Exhibit 3

List of Subsidiaries of IGC and Investment by IGC:

1.	IGC Mauritius (IGC-M)

2.	Techni Bharathi Public Limited (TBL)

3.	IGC India Mining and Trading (IGC-IMT)

4.	IGC Materials Private Limited (IGC-MPL)

5.	IGC Logistics Private Limited (IGC-LPL)

6.	Investment: Sricon Infrastructure Private Limited

Exhibit 4

1.           HK Ironman’s:

(i)            Articles of Incorporation.

(ii)           By laws and amendments.

(iii)           Certificate of good standing.

2.           PRC Ironman’s:

(i)            Articles of Incorporation.

(ii)           By laws and amendments.

(iii)           Certificate of good standing.

Exhibit 5

1)	Audited Financial Statements of HK Ironman and PRC Ironman for the year ending March 31,2011, and

2)	Un-audited financial statements for June 30, 2011.

Psge 36 of 37

Exhibit 6

There are no liabilities that are not listed or described in the Audited Financial Statements of HK Ironman and PRC Ironman for FYE March 31, 2011.

Exhibit 7

There are no contracts that are not listed or described in the Audited Financial Statements of HK Ironman and PRC Ironman for FYE March 31, 2011 or that have been provided to the legal due diligence team of IGC.

Exhibit 8

Post closing conditions to be satisfied by Danny Qing Chang in order to receive cash consideration in terms of Section 4.4:

1)	IGC’s ownership of HK Ironman to be filed and reflected in Hong Kong registrar of companies and any and all certifications and approvals that may be required in Hong Kong and or PRC.

2)	Election of IGC nominees to the board of HK Ironman and its subsidiaries.

3)	Election of Danny Qing Chang nominees to the board of IGC.

4)	IGC finance nominee to become a co-signatory on all bank accounts of HK Ironman and PRC Ironman.

5)	Execution of post closing covenants as set out in Section 4.9

6)	Execution of post closing covenants as set out in Section 5.2